Exhibit 99.1

Transatlantic Holdings, Inc. Reports Third Quarter Results

NEW YORK--(BUSINESS WIRE)--October 26, 2011--Transatlantic Holdings, Inc. (NYSE: TRH) today reported net income of $68 million, or $1.06 per common share (diluted), for the third quarter of 2011 compared to $134 million, or $2.08 per common share (diluted), for the third quarter of 2010. Net operating income for the third quarter of 2011 was $59 million, or $0.93 per common share (diluted), compared to $127 million, or $1.97 per common share (diluted), in the third quarter of 2010.

Third quarter 2011 net income and net operating income include $71 million of pre-tax net catastrophe costs (net of reinsurance and net reinstatement premiums) partially offset by related tax benefits of $25 million. Such pre-tax net catastrophe costs consist principally of $33 million related to current quarter floods in Denmark and Hurricane Irene and $34 million resulting from net changes in estimated costs from catastrophe events occurring in earlier 2011 periods. Third quarter 2010 net income and net operating income included pre-tax net catastrophe costs of $22 million partially offset by related tax benefits of $15 million.

In addition, third quarter 2011 net income and net operating income include a net pre-tax benefit of $45 million, partially offset by related tax expense of $16 million, resulting from a negotiated settlement of arbitration proceedings with United Guaranty Residential Insurance Company, United Guaranty Mortgage Indemnity Company, United Guaranty Credit Insurance Company and United Guaranty Residential Insurance Company of North Carolina (collectively “United Guaranty”) involving disputes over certain assumed reinsurance contracts related to subprime mortgages and credit default insurance.

On September 16, 2011, the Company announced that Transatlantic and Allied World Assurance Company Holdings, AG had mutually terminated their merger agreement. Third quarter net income and net operating income include $57 million of pre-tax costs associated with the terminated merger agreement and other strategic review activities. Of that amount, $48 million resulted from termination fees and expense reimbursements paid to Allied World during the quarter. Since the strategic review is ongoing, only a small portion of such costs are considered deductible at this time, and generated a tax benefit of $2 million in the quarter. If no qualifying transaction takes place, additional tax benefits of $21 million related to such expenses incurred to date, that are not presently deductible, will be recorded in future periods.

Commenting on results for the quarter, Robert F. Orlich, Chief Executive Officer, said, “Excluding the impacts of meaningful catastrophe activity and the unusual items, our third quarter results were solid. The quarter’s results were also in line with the performance ranges we outlined last month. As we look to the January 1 renewals, rate trends remain consistent with what we have seen develop during the year. Catastrophe rates continue to move higher, particularly in loss-affected areas. Casualty market conditions are mixed, but we are beginning to see some modest rate improvement in certain domestic general casualty classes. Our specialty casualty business remains solid, as our demonstrated expertise and underwriting discipline position us well.”

Mr. Orlich continued, “Transatlantic continues to assess strategic opportunities for their ability to offer stockholders full and fair value. As you know, we have entered into confidentiality agreements and have commenced discussions with several parties. There can be no assurance that these discussions will result in a proposal or a transaction. That said, we believe strongly in our standalone prospects, given our financial strength, risk management orientation and industry-leading global franchise, and we are proceeding to execute our long-term strategic growth plan, which includes an aggressive share buyback program.

“At the end of this year, I will be retiring after 17 years as CEO of Transatlantic. I am proud to have been associated with a great company and a great team that has had a consistent record of success and is responsible for the development of our enviable global franchise. Going forward, we are transitioning leadership of the company to Mike Sapnar, who has been an outstanding executive with us for many years as well as a good friend. To Transatlantic and to Mike, I wish continued success.”

Other highlights in the third quarter of 2011 include:

  Net premiums written of $956 million, decreasing 6.6% from the prior year quarter, excluding the impact of foreign exchange.
  Net investment income of $118 million, 4.8% less than the year ago period, principally as a result of a decline in income from alternative investments.
  Realized net capital gains of $13 million.
  Combined ratio of 94.3%, which includes the impact of catastrophe costs, as discussed earlier, and the impacts of the negotiated settlement with United Guaranty and loss reserve development as enumerated below:
    The negotiated settlement of arbitration proceedings with United Guaranty resulted in a pre-tax net benefit of $45 million for the third quarter and first nine months of 2011. The settlement impacts underwriting results in both periods by reducing losses incurred in respect of losses occurring in prior years by $61 million, and reducing net premiums written and earned by $19 million and net commissions by $3 million.
    Net favorable loss reserve development related to prior accident years totaled $83 million in the 2011 third quarter, including the $61 million of favorable reserve development related to the United Guaranty settlement. Current quarter favorable reserve development is net of adverse development related to prior year catastrophe events of $3 million. Net favorable development in the 2010 third quarter totaled $13 million, including $3 million of favorable development related to prior year catastrophe events. For the nine month periods, net favorable loss reserve development totaled $110 million in 2011, including the $61 million of favorable development from the United Guaranty settlement, compared to $35 million of net favorable development in the comparable 2010 period. Total favorable development for the nine month periods includes favorable development related to prior years’ catastrophe events of $2 million and $10 million in 2011 and 2010, respectively.
  Net loss and loss adjustment expense reserves of $8.92 billion at quarter-end, a decrease of $95 million ($51 million of which is due to foreign exchange) in the quarter.

  Net operating cash inflows of $156 million, which includes the impact of significant catastrophe losses and merger termination fees paid during the quarter.
  Consolidated investments and assets of $13.52 billion and $16.59 billion, respectively, at quarter-end.
  At quarter end, all fixed maturities previously included in the held to maturity portfolio were reclassified as fixed maturities available for sale to allow for greater flexibility in managing these securities given the current state of the global economy. Accordingly, stockholders’ equity reflects a $48 million increase in unrealized appreciation of investments, net of tax, related to the reclassification of these fixed maturities.
  Stockholders’ equity of $4.29 billion at quarter-end. During the quarter, TRH repurchased approximately 844,000 of its outstanding common shares under its previously announced share repurchase program for $41 million. From quarter end through October 21, 2011, an additional 2.5 million outstanding TRH shares have been repurchased for $124 million under the program. As of October 21, 2011, $435 million remained under the current share repurchase authorization.
  Book value per common share of $69.67 at September 30, 2011, a 2.8% increase during the quarter.

For the first nine months of 2011, net loss totaled ($42) million, or ($0.67) per common share (diluted), compared to net income of $260 million, or $3.99 per common share (diluted), for the first nine months of 2010. Net operating loss for the first nine months of 2011 totaled ($85) million, or ($1.36) per common share (diluted), compared to net operating income of $249 million, or $3.82 per common share (diluted), in the same year ago period. Net loss and net operating loss for the first nine months of 2011 include pre-tax net catastrophe costs of $683 million, partially offset by related tax benefits of $239 million, compared to pre-tax net catastrophe costs in the first nine months of 2010 of $180 million, partially offset by related tax benefits of $55 million. The impacts on nine month 2011 results of the benefit arising from the settlement with United Guaranty were identical to their respective impacts on third quarter 2011 results, as discussed earlier. Pre-tax merger and strategic review related costs totaled $64 million in the first nine months of 2011, partially offset by a tax benefit of $2 million. The difference between net loss in the nine month 2011 period and net income in the same 2010 period was partially mitigated by an increase in realized net capital gains in 2011 compared to the same 2010 period. The calculation of net operating income (loss) excludes the impact of realized net capital gains and loss on early extinguishment of debt, each net of tax.

The determination of catastrophe costs involves a significant amount of judgment and is based on information available at the time of estimation. Due to the preliminary nature of information used to prepare these estimates, among other factors, the ultimate costs that TRH will incur related to catastrophe events may differ materially from its estimates.

TRH will host a conference call on Thursday, October 27, 2011 at 11:00 a.m. Eastern Time to discuss third quarter 2011 results. The call will be webcast live on the Internet ― available through the Investor Information–News–Webcasts section of TRH’s website at www.transre.com. The live conference call can also be accessed by dialing 866-843-0890 (in the U.S.) or 412-317-9250 (International). The passcode for the conference call is 0257736.

Please refer to the Investor Information–News–Earnings Information section of TRH’s website at www.transre.com for a copy of the Third Quarter 2011 Financial Supplement which includes additional information on TRH’s financial performance.

After the completion of the call, an archived webcast will be available in the Investor Information section of TRH’s website. Until November 3, 2011, a replay of the call will be available by dialing 877-344-7529 (in the U.S.) or 412-317-0088 (International). The passcode to access the replay is 10004914.

The performance of TRH is commonly assessed by analysts and others based on performance measures which are not defined under GAAP. Those measures include net operating income (loss) (“NOI”), NOI Per Common Share (diluted) and annualized operating return on equity (“Annualized Operating ROE”). NOI is defined as GAAP net income (loss) excluding realized net capital gains (losses) and the gain (loss) on early extinguishment of debt, net of taxes. NOI Per Common Share (diluted) represents NOI divided by average common shares outstanding on a diluted basis. Annualized Operating ROE is defined as NOI divided by the average of beginning and ending stockholders’ equity, multiplied by four (for the three month periods) or four-thirds (for the nine month periods). In addition, GAAP annualized return on equity (“GAAP Annualized ROE”) is defined as GAAP net income (loss) divided by the average of beginning and ending stockholders’ equity, multiplied by four (for the three month periods) or four-thirds (for the nine month periods). TRH uses these measures in analyzing its performance as these measures focus on the core fundamentals of TRH’s operations. While TRH considers realized net capital gains (losses) and the gain (loss) on early extinguishment of debt as integral parts of its business and results, such items are not indicative of the core fundamentals of TRH’s operations. TRH believes these measures are of interest to the investment community because they provide additional meaningful methods of evaluating certain aspects of TRH’s operating performance from period to period on bases that are not otherwise apparent under GAAP. These non-GAAP measures, namely, NOI, NOI Per Common Share (diluted) and Annualized Operating ROE should not be viewed as substitutes for GAAP net income (loss), GAAP net income (loss) per common share on a diluted basis and GAAP Annualized ROE, respectively. Reconciliations of NOI, NOI Per Common Share (diluted) and Annualized Operating ROE to GAAP net income (loss), GAAP net income (loss) per common share on a diluted basis and GAAP Annualized ROE, respectively, the most directly comparable GAAP measures, are included later in this press release.

TRH’s GAAP combined ratio and its components are presented in accordance with the methodology commonly used by insurance industry analysts and TRH's peers. The property and casualty insurance and reinsurance industries use the combined ratio as a measure of underwriting profitability. The combined ratio represents the sum of the loss ratio and the underwriting expense ratio. The loss ratio represents net losses and loss adjustment expenses incurred expressed as a percentage of net premiums earned. The underwriting expense ratio represents the sum of the commission ratio and the other underwriting expense ratio. The commission ratio represents the sum of net commissions and the decrease (increase) in deferred policy acquisition costs expressed as a percentage of net premiums earned. The other underwriting expense ratio represents other underwriting expenses expressed as a percentage of net premiums earned.

Net loss and loss adjustment expense reserves represent unpaid losses and loss adjustment expenses net of related reinsurance recoverable, and are presented in accordance with principles prescribed or permitted by insurance regulatory authorities.

In addition, book value per common share is defined as stockholders’ equity divided by common shares outstanding.

About Transatlantic Holdings, Inc.

Transatlantic Holdings, Inc. is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit – www.transre.com – for additional information about Transatlantic.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties, including expectations regarding the aggregate net impact on Transatlantic from recent catastrophe losses. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, these forward-looking statements could be affected by risks that the terminated merger agreement with Allied World Assurance Company Holdings, AG disrupts current plans and operations; risks that the unsolicited Validus Holdings, Ltd. (“Validus”) exchange offer, Validus consent solicitation and/or National Indemnity Company proposal disrupts current plans and operations; the ability to retain key personnel; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of loss reserves; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management's response to these factors; and other risks detailed in the “Cautionary Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Transatlantic’s Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Transatlantic is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information About the Validus Exchange Offer

This communication is neither an offer to purchase nor the solicitation of an offer to sell any securities. In response to the exchange offer commenced by Validus, Transatlantic has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Investors and security holders are urged to read the Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information about the Validus exchange offer. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com.

Additional Information about the Validus Consent Solicitation

On October 3, 2011, Validus filed an amended preliminary consent solicitation statement with the SEC relating to Validus’ proposals to, among other things, remove all of Transatlantic’s directors and nominate three new directors to the Transatlantic board of directors. Transatlantic has filed with the SEC a preliminary consent revocation statement on Schedule 14A (the “Preliminary Revocation Statement”) in connection with Validus’ solicitation of written consents. Investors and security holders are urged to read the Preliminary Revocation Statement and Transatlantic’s definitive consent revocation statement, when it is available, because they contain important information. Investors can get the Preliminary Revocation Statement, the definitive revocation statement, when it is available, and any other relevant documents for free at the SEC’s website (www.sec.gov). You may also obtain these documents for free by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com.

Transatlantic, its directors and executive officers may be deemed to be participants in a solicitation of Transatlantic’s stockholders in connection with the Validus consent solicitation. Information about Transatlantic’s directors and executive officers, and a description of their direct or indirect interests, by security holdings or otherwise, is available in Transatlantic’s Preliminary Revocation Statement, which was filed with the SEC on September 20, 2011.

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data
Statement of Operations Data:
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	Change	2011	2010	Change
	(in thousands, except per share data)
Revenues:
Net premiums written	$955,672	$1,007,030	(5.1)%	$2,996,144	$2,980,918	0.5%
Increase in net unearned premiums	(9,915)	(48,739)		(138,629)	(56,280)
Net premiums earned	945,757	958,291	(1.3)	2,857,515	2,924,638	(2.3)
Net investment income	117,948	123,840	(4.8)	344,296	352,224	(2.3)
Realized net capital gains:
Total other-than-temporary impairments	(1)	(804)		(3,140)	(13,849)
Less: other-than-temporary impairments
recognized in other comprehensive
income	-	-		-	6,713
Other-than-temporary impairments
charged to earnings	(1)	(804)		(3,140)	(7,136)
Other realized net capital gains	13,226	11,371		71,011	24,091
Total realized net capital gains	13,225	10,567		67,871	16,955
Loss on early extinguishment of debt	-	(115)		(1,179)	(115)
Total revenues	1,076,930	1,092,583	(1.4)	3,268,503	3,293,702	(0.8)

Expenses:
Net losses and loss adjustment expenses	610,321	633,056		2,460,499	2,070,923
Net commissions	234,195	236,538		715,397	709,879
Decrease (increase) in deferred policy
acquisition costs	1,977	(12,979)		(41,443)	(10,364)
Other underwriting expenses	45,552	44,187		122,878	133,015
Interest on senior notes	16,799	17,050		50,386	51,192
Other expenses, net	64,671	10,697		83,396	25,348
Total expenses	973,515	928,549		3,391,113	2,979,993

Income (loss) before income taxes	103,415	164,034	(37.0)	(122,610)	313,709	(139.1)
Income taxes (benefits)	35,881	29,978		(80,874)	53,268
Net income (loss)	$67,534	$134,056	(49.6)	$(41,736)	$260,441	(116.0)

Net income (loss) per common share:
Basic	$1.08	$2.11	(48.8)%	$(0.67)	$4.04	(116.6)%
Diluted	1.06	2.08	(48.8)	(0.67)	3.99	(116.8)

Cash dividends declared per common share	$0.22	$0.21	4.8	$0.65	$0.62	4.8

Weighted average common shares outstanding:
Basic	62,481	63,553		62,447	64,520
Diluted	63,469	64,447		62,447	65,284

GAAP underwriting ratios:
Loss	64.5%	66.1%		86.1%	70.8%
Commission	25.0	23.3		23.6	23.9
Other underwriting expense	4.8	4.6		4.3	4.6
Underwriting expense	29.8	27.9		27.9	28.5
Combined	94.3%	94.0%		114.0%	99.3%

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data
As of September 30, 2011 and December 31, 2010

Balance Sheet Data:
	2011	2010
	(in thousands, except share data)
ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost (fair value: 2010-$1,240,678)	$-	$1,189,801
Available for sale, at fair value (amortized cost: 2011-$12,165,961; 2010-$10,727,717)	12,580,457	10,822,336
Equities, available for sale, at fair value (cost: 2011-$558,682; 2010-$476,516)	535,554	564,530
Other invested assets	263,403	275,977
Short-term investments, at cost (approximates fair value)	138,048	120,095
Total investments	13,517,462	12,972,739
Cash and cash equivalents	384,574	284,491
Accrued investment income receivable	145,461	150,695
Premium balances receivable, net	748,853	605,094
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	853,033	819,734
Deferred policy acquisition costs	277,382	238,296
Prepaid reinsurance premiums	112,598	75,291
Deferred tax assets, net	378,217	463,808
Other assets	177,240	95,206
Total assets	$16,594,820	$15,705,354
LIABILITIES AND STOCKHOLDERS' EQUITY
Unpaid losses and loss adjustment expenses	$9,729,925	$9,020,610
Unearned premiums	1,396,541	1,212,535
Senior notes	1,005,890	1,030,511
Other liabilities	167,571	157,239
Total liabilities	12,299,927	11,420,895

Preferred stock, $1.00 par value; shares authorized: 10,000,000; none issued	-	-
Common stock, $1.00 par value; shares authorized: 200,000,000; shares issued:
2011-67,851,696; 2010-67,611,341	67,852	67,611
Additional paid-in capital	335,511	318,064
Accumulated other comprehensive income	270,612	154,615
Retained earnings	3,906,833	3,988,891
Treasury stock, at cost: 2011-6,207,190; 2010-5,362,800 shares of common stock	(285,915)	(244,722)
Total stockholders' equity	4,294,893	4,284,459
Total liabilities and stockholders' equity	$16,594,820	$15,705,354

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Condensed Cash Flow Data:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands)

Net cash provided by operating activities	$155,565	$356,157	$502,699	$759,206

Cash flows from investing activities:
Proceeds of fixed maturities available for sale sold	353,838	335,883	811,914	742,695
Proceeds of fixed maturities available for sale redeemed or matured	192,716	152,493	702,404	550,353
Proceeds of equities available for sale sold	11,403	79,202	276,138	188,486
Purchase of fixed maturities available for sale	(677,112)	(851,866)	(1,802,989)	(2,560,237)
Purchase of equities available for sale	(17,501)	(81,321)	(295,659)	(188,214)
Net sale of other invested assets	1,454	6,154	18,858	6,869
Net sale (purchase) of short-term investments	74,238	(36,004)	(20,464)	707,780
Change in other liabilities for securities in course of settlement	7,467	(36,230)	11,840	40,799
Net cash used in investing activities	(53,497)	(431,689)	(297,958)	(511,469)

Cash flows from financing activities:
Dividends to stockholders	(13,748)	(12,758)	(39,971)	(39,389)
Common stock issued	208	241	(6,151)	(1,950)
Acquisition of treasury stock	(41,193)	(24,399)	(41,193)	(165,136)
Repurchase of senior notes	-	(3,105)	(26,110)	(3,105)
Other, net	128	(199)	1,560	(1,341)
Net cash used in financing activities	(54,605)	(40,220)	(111,865)	(210,921)

Effect of exchange rate changes on cash and cash equivalents	(4,562)	12,040	7,207	(8,721)

Change in cash and cash equivalents	42,901	(103,712)	100,083	28,095
Cash and cash equivalents, beginning of period	341,673	327,530	284,491	195,723
Cash and cash equivalents, end of period	$384,574	$223,818	$384,574	$223,818

Supplemental cash flow information:
Income taxes (paid), net	$3,422	$(28,121)	$(17,730)	$(63,982)
Interest (paid) on senior notes	-	(18)	(33,396)	(34,544)

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Comprehensive Income Data:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands)

Net income (loss)	$67,534	$134,056	$(41,736)	$260,441

Other comprehensive income:
Net unrealized appreciation of investments, net of tax:
Net unrealized holding losses of fixed maturities on which
other-than-temporary impairments were taken	-	-	-	(6,713)
Net unrealized holding gains on all other securities	123,389	239,672	283,030	271,086
Reclassification adjustment for gains included in
net income (loss)	(8,858)	(20,320)	(75,103)	(39,690)
Deferred income tax charge on above	(40,086)	(76,773)	(72,775)	(78,639)
	74,445	142,579	135,152	146,044

Change in retirement plan liabilities, net of tax:
Change in retirement plan liabilities	(61)	-	(973)	-
Deferred income tax benefit on above	22	-	341	-
	(39)	-	(632)	-

Net unrealized currency translation (loss) gain, net of tax:
Net unrealized currency translation (loss) gain	(59,658)	96,092	(28,497)	154,800
Deferred income tax benefit (charge) on above	20,880	(33,632)	9,974	(54,180)
	(38,778)	62,460	(18,523)	100,620

Other comprehensive income	35,628	205,039	115,997	246,664

Comprehensive income	$103,162	$339,095	$74,261	$507,105

Transatlantic Holdings, Inc. and Subsidiaries
Consolidated Financial Data

Reconciliation of Non-GAAP Measures:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(dollars in thousands, except per share amounts)

Net income (loss)	$67,534	$134,056	$(41,736)	$260,441
Total realized net capital gains, net of tax(1)	(8,596)	(6,869)	(44,116)	(11,021)
Loss on early extinguishment of debt, net of tax(1)	-	75	767	75
Net operating income (loss)	$58,938	$127,262	$(85,085)	$249,495

Net income (loss) per common share (diluted)	$1.06	$2.08	$(0.67)	$3.99
Total realized net capital gains, net of tax(1)	(0.13)	(0.11)	(0.70)	(0.17)
Loss on early extinguishment of debt, net of tax(1)	-	-	0.01	-
Net operating income (loss) per common share (diluted)	$0.93	$1.97	$(1.36)	$3.82

GAAP annualized return on equity	6.3%	12.8%	(1.3)%	8.3%
Total realized net capital gains, net of tax(1)	(0.8)	(0.7)	(1.3)	(0.4)
Loss on early extinguishment of debt, net of tax(1)	-	-	-	-
Annualized operating return on equity	5.5%	12.1%	(2.6)%	7.9%

(1) Assumes a tax rate of 35%.

CONTACTS:
Transatlantic Holdings, Inc.
Thomas V. Cholnoky, 212-365-2292